SUBSCRIPTION AGREEMENT


     This Agreement is made as of the 4th day of February, 2004 between John Hancock Advisers, LLC, a Delaware limited liability company (the "Adviser"), and John Hancock Tax-Advantaged Dividend Income Fund, a Massachusetts business trust (the "Fund").

     WHEREAS, the Fund wishes to sell to the Adviser, and the Adviser wishes to purchase from the Fund, $143,001.70 of common shares of beneficial interest, no par value, of the Fund (7,487 common shares at a purchase price of $19.10 per share (collectively, the "Shares")); and

     WHEREAS, the Adviser is purchasing the Shares for the purpose of providing the initial capitalization of the Fund as required by the Investment Company Act of 1940;

       NOW, THEREFORE, the parties hereto agree as follows:

       1. Simultaneously with the execution of this Agreement, the Adviser is delivering to the Fund a check in the amount of $143,000.70 in full payment for the Shares.

       2. The Adviser agrees that it is purchasing the Shares for investment and has no present intention of reselling the Shares.



       Executed as of the date first set forth above.


                                JOHN HANCOCK ADVISERS, LLC


                                     /s/Susan S. Newton
                                     ------------------
                               By:   Susan S. Newton
                               Its:  Senior Vice President and Secretary


                                JOHN HANCOCK TAX-ADVANTAGED DIVIDEND INCOME FUND


                                     /s/Alfred P. Ouellette
                                     ----------------------
                               By:   Alfred P. Ouellette
                               Its:  Assistant Secretary